Filed Pursuant to Rule 424(b)(3)
                                         Registration No. 333-262105
PROSPECTUS

BuzzFeed, Inc.
94,214,674 Shares of Class A Common Stock
15,637,500 Shares of Class A Common Stock Underlying
Convertible Notes
98,332 Warrants to Purchase Shares of Class A Common Stock
9,875,833 Shares of Class A Common Stock Underlying Warrants
This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (A) up to 94,214,674 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), consisting of up to (i) 91,380,080 shares of Class A common stock (including shares of Class A common stock issuable upon conversion of shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”)), including shares being registered pursuant to that certain Amended and Restated Registration Rights Agreement, dated December 3, 2021 (the “Registration Rights Agreement”), between us and certain of the Selling Securityholders granting such holders registration rights with respect to such shares and (ii) 2,834,594 shares of Class A common stock issued or issuable following the exercise or settlement of certain stock options and restricted stock units; (B) 15,637,500 shares of Class A common stock reserved for issuance upon the conversion of the $150.0 million aggregate principal amount of unsecured convertible senior notes due 2026 (the “Notes”); and (C) 9,875,833 shares of Class A common stock issuable upon the exercise of the warrants included in the units issued in the initial public offering of 890 5th Avenue Partners, Inc. (the “Public Warrants”), the Private Placement Warrants (as defined herein) and the Working Capital Warrants (as defined herein, and, with the Public Warrants and the Private Placement Warrants, the “Warrants”); and (D) 98,332 Warrants, consisting of (a) 64,999 warrants issued to 200 Park Avenue Partners, LLC (the “Sponsor”), PA 2 Co-Investment LLC and Craig-Hallum Capital Group LLP and certain of its affiliates (collectively, the “Founders”) (the “Private Placement Warrants”) and (b) 33,333 warrants issued to the Sponsor in order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination (as defined below) (the “Working Capital Warrants”).
On December 3, 2021 (the “Closing Date”), we consummated the business combinations in connection with (i) that certain Agreement and Plan of Merger, dated June 24, 2021 (as amended, the “Merger Agreement”), by and among 890 5th Avenue Partners, Inc., a Delaware corporation (“890”), Bolt Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of 890 (“Merger Sub I”), Bolt Merger Sub II, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of 890 (“Merger Sub II”), and BuzzFeed, Inc., a Delaware corporation (“Legacy BuzzFeed”), pursuant to which (a) Merger Sub I merged with and into Legacy BuzzFeed (the “First Merger”), with Legacy BuzzFeed surviving the First Merger as a wholly-owned subsidiary of 890 and (b) immediately following the First Merger, Legacy BuzzFeed merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Two-Step Merger”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of 890; and (ii) the Membership Interest Purchase Agreement, dated as of March 27, 2021 (as amended, the “C Acquisition Purchase Agreement”), by and among BuzzFeed, CM Partners, LLC, Complex Media, Inc., Verizon CMP Holdings LLC and HDS II, Inc., pursuant to which the surviving entity of the Two-Step Merger acquired 100% of the membership interests of CM Partners, LLC. CM Partners, LLC, together with Complex Media, Inc., is referred to herein as “Complex Networks.” The Two-Step Merger and the other transactions contemplated by the Merger Agreement, including the acquisition by the surviving entity of Complex Networks, are hereinafter referred to as the “Business Combination.” In connection with the consummation of the Business Combination, 890 was renamed “BuzzFeed, Inc.” (hereinafter referred to as “BuzzFeed” or the “Company”).
The Selling Securityholders may offer, sell or distribute all or a portion of the Class A common stock and Warrants hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our Class A common stock or Warrants, except with respect to amounts received by us upon the exercise of Warrants for cash. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A common stock. See “Plan of Distribution” beginning on page 32 of this prospectus.

Our Class A common stock and Warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “BZFD” and “BZFDW,” respectively. On March 20, 2023, the last reported sales price of our Class A common stock and the Warrants was $1.05 per share and $0.095 per Warrant, respectively.
Our founder, Chief Executive Officer and Chairman of our board of directors, Jonah Peretti, and his affiliates, after giving effect to the Holder Voting Agreement (as defined herein), held approximately 71% of the voting power of our outstanding common stock as of February 28, 2023. Accordingly, Mr. Peretti will be able to exert substantial influence over matters submitted to our stockholders for approval. Additionally, we are a “controlled company” within the meaning of the Nasdaq corporate governance requirements.
We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
The shares being offered for resale by the Selling Securityholders (not including the shares underlying the Notes or the Warrants) represent approximately 67% of our current issued and outstanding common stock. Sales of a substantial number of shares in the public markets, or the perception in the market that the holders of a large number of shares intend to sell the shares, may adversely affect the market price of our Class A common stock.
Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 14 of this prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 5, 2023

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell or otherwise distribute the securities offered by them as described in the section entitled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of our Class A common stock issuable upon the exercise of any of the Warrants. We will receive proceeds from any exercise of the Warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained, or incorporated by reference, in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add, update or change information contained in or incorporated by reference into, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation By Reference.”
This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section of this prospectus entitled “Incorporation By Reference.”

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, reference to:
“we,” “us,” and “our” or the “Company” refer to BuzzFeed following the Closing and to Legacy BuzzFeed prior to the Closing.
“890” means 890 5th Avenue Partners, Inc., a Delaware corporation, prior to the Closing.
“890’s IPO” means 890’s initial public offering, consummated on January 11, 2021 and closed on January 14, 2021, through the sale of 28,750,000 units at $10.00 per unit.
“890 Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of 890.
“890 Class F common stock” means the shares of Class F common stock, par value $0.0001 per share, of 890.
“Board” or “Board of Directors” means the board of directors of BuzzFeed.
“Bylaws” means the restated bylaws of BuzzFeed.
“Business Combination” means the transactions contemplated by the Merger Agreement, including: (A) the merger of Merger Sub I with and into Legacy BuzzFeed, pursuant to which (a) Legacy BuzzFeed survived the merger as a wholly-owned subsidiary of BuzzFeed and (b) the Legacy BuzzFeed stockholders exchanged their Legacy BuzzFeed capital stock for equity interests in BuzzFeed and (c) the Legacy BuzzFeed options, the Legacy BuzzFeed restricted stock awards and the Legacy BuzzFeed restricted stock units were assumed by BuzzFeed and converted into BuzzFeed options, BuzzFeed restricted stock awards, and restricted stock units representing the opportunity to be issued shares of our Class A common stock in accordance with the terms of the Merger Agreement; and (B) the merger of Legacy BuzzFeed with and into Merger Sub II with Merger Sub II surviving the merger as a wholly owned subsidiary of BuzzFeed; (C) the acquisition of Complex Networks by BuzzFeed pursuant to the terms of the definitive purchase agreement, dated as of March 27, 2021, as amended by Amendment No. 1, dated as of June 24, 2021, by and among CM Partners, LLC, Complex Media, Legacy BuzzFeed and certain other parties thereto; and (D) the other transactions set forth in the Merger Agreement.
“BuzzFeed” means BuzzFeed, Inc., a Delaware corporation (f/k/a 890 5th Avenue Partners, Inc., a Delaware corporation), and its consolidated subsidiaries following the Closing.
“C Acquisition” means the acquisition of Complex Networks by BuzzFeed pursuant to the terms of the C Acquisition Purchase Agreement.
“C Acquisition Purchase Agreement” means the Membership Interest Purchase Agreement, dated as of March 27, 2021, as amended on June 24, 2021, by and among CM Partners, Complex Media, Legacy BuzzFeed and certain other parties thereto.
“common stock” means the shares of Class A common stock, Class B common stock and Class C common stock of BuzzFeed.
“Certificate of Incorporation” means the second amended and restated certificate of incorporation of BuzzFeed.
“Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of BuzzFeed.
“Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of BuzzFeed.
“Class C common stock” means the shares of Class C common stock, par value $0.0001 per share, of BuzzFeed. On March 15, 2023, all of the Class C common stock was converted into Class A common stock.
“Closing” means the closing of the Business Combination.
“Closing Date” means December 3, 2021.

“CM Partners” means CM Partners, LLC, a Delaware limited liability company.
“Complex Media” means Complex Media, Inc., a Delaware corporation.
“Complex Networks” means, collectively, CM Partners and its direct, wholly-owned subsidiary, Complex Media.
“Cowen” means Cowen and Company, LLC.
“Craig-Hallum” means Craig-Hallum Capital Group LLC.
“DGCL” means the General Corporation Law of the State of Delaware.
“Escrow Agreement” means the Amended and Restated Escrow Agreement, dated as of December 3, 2021, that was entered into in connection with the closing of the Business Combination among Mr. Peretti and Jonah Peretti LLC, as the escrow obligors, NBCU, as the beneficiary, and PNC, as the escrow agent, pursuant to which, among other things, the escrow of 1,200,000 shares of our Class A common stock or our Class B common stock exchangeable by Jonah Peretti, LLC.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“First Merger” means the merger of Merger Sub I with and into Legacy BuzzFeed, with Legacy BuzzFeed being the surviving corporation of the merger.
“Founders” means the Sponsor, PA 2 Co-Investment (an affiliate of Cowen) and Craig-Hallum (in its capacity as a purchaser of Private Placement Units and Founder Shares) and certain of its affiliates purchasing Private Placement Units and Founder Shares.
“Founder Shares” means the 7,187,500 shares of 890 Class F common stock issued to the Sponsor in a private placement prior to 890’s IPO, which were converted into an aggregate of 7,187,500 shares of Class A common stock pursuant to the Business Combination.
“GAAP” means accounting principles generally accepted in the United States of America.
“Holder Voting Agreement” means the Holder Voting Agreement, dated July 21, 2021, by and among BuzzFeed, John Johnson III, Johnson BF, and Jonah Peretti, pursuant to which Mr. Johnson and Johnson BF agreed to grant to Mr. Peretti an irrevocable proxy to vote or consent as to all of Mr. Johnson’s and Johnson BF’s shares (including any shares Mr. Johnson or Johnson BF acquire following the date of the agreement), in Mr. Peretti’s sole discretion, on all matters submitted to a vote of BuzzFeed’s stockholders or through the solicitation of a written consent of stockholders.
“Initial Stockholders” means the Founders and 890’s independent directors.
“Johnson BF” means Johnson BF, LLC.
“Legacy BuzzFeed” means BuzzFeed, Inc., a Delaware corporation, prior to the Closing.
“Merger Agreement” means the Agreement and Plan of Merger, dated June 24, 2021, as amended on October 28, 2021, by and among 890, Merger Sub I, Merger Sub II and Legacy BuzzFeed, pursuant to which the Business Combination was consummated.
“Merger Sub I” means Bolt Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of 890.
“Merger Sub II” means Bolt Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of 890.
“Nasdaq” means The Nasdaq Stock Market LLC.
“NBCU” means NBCUniversal Media, LLC.

“Note Investors” means certain investors who are party to the Note Subscription Agreement.
“Note Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 3, 2021, that was entered into in connection with the closing of the Business Combination by and among BuzzFeed and the investors party thereto, pursuant to which the investors party thereto were granted certain customary registration rights with respect to the underlying shares of our Class A common stock issuable upon conversion of the Notes.
“Note Subscription Agreement” means the Convertible Note Subscription Agreement, dated as of June 24, 2021, by and among 890 with the investors party thereto, pursuant to which 890 agreed to issue and sell in connection with the Business Combination, in private placements that closed immediately prior to the Closing, $150.0 million aggregate principal amount of unsecured convertible notes due to mature in 2026.
“Notes” means BuzzFeed’s $150.0 million aggregate principal amount of unsecured convertible notes due 2026.
“PNC” means PNC Bank, National Association.
“Private Placement Shares” means the 777,500 shares of Class A common stock issued in relation to the Private Placement Units that were issued to the Founders concurrently with 890’s IPO.
“Private Placement Units” means the 777,500 units issued to the Founders concurrently with 890’s IPO, each consisting of one share of 890 Class A common stock and one-third of one redeemable warrant.
“Private Placement Warrants” means the 259,167 warrants issued as part of the Private Placement Units to the Founders concurrently with 890’s IPO, each of which whole warrant is exercisable for one share of Class A common stock.
“Public Warrants” means the warrants included in the units issued in 890’s IPO, each of which is exercisable for one share of 890 Class A common stock, in accordance with its terms.
“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of December 3, 2021, that was entered into in connection with the closing of the Business Combination by and among 890, the Sponsor, and certain BuzzFeed stockholders, pursuant to which the investors party thereto were granted certain customary registration rights with respect to shares of our Class A common stock.
“SEC” means the Securities and Exchange Commission.
“Second Merger” means, immediately after the First Merger, the merger of the surviving entity of the First Merger with and into Merger Sub II, with Merger Sub II being the surviving company of the merger.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Securityholders” means the selling securityholders named in this prospectus.
“Share Purchase Agreement” means the Private Placement Share Purchase Agreement, dated as of December 2, 2021, that was entered into in connection with the closing of the Business Combination and which became effective December 4, 2021, by and among 890 and affiliates of Craig-Hallum.
“Sponsor” means 200 Park Avenue Partners, LLC, a Delaware limited liability company.
“Two-Step Merger” means, collectively, the First Merger and the Second Merger.
“Voting Agreement” means the Voting Agreement, dated as of June 24, 2021, by and among 890, Legacy BuzzFeed, and the Voting Agreement Parties, pursuant to which each of the Voting Agreement Parties agree to vote all shares of 890 common stock held by such Voting Agreement Party in favor of the following three members of the board of directors of 890: (a) one designee of 890; and (b) two director nominees to be designated by the mutual agreement of Jonah Peretti and 890.

“Voting Agreement Parties” means Legacy BuzzFeed’s Chief Executive Officer as of the date of the Merger Agreement and each of his Permitted Transferees (as defined in the Certificate of Incorporation) that held any shares of Legacy BuzzFeed common stock or Legacy BuzzFeed preferred stock issued and outstanding immediately prior to the effective time of the Two-Step Merger, or that hold any shares of Class A common stock, Class B common stock and Class C common stock as of immediately following the Closing.
“Warrants” means the Public Warrants, Private Placements Warrants and Working Capital Warrants.
“Working Capital Warrants” means the 33,333 warrants issued to the Sponsor in connection with a loan made to the Company by the Sponsor in order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus and the documents incorporated by reference herein may be considered forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements involve substantial risks and uncertainties. Our forward-looking statements include, but are not limited to, statements regarding our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “affect,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements include all matters that are not historical facts. Forward-looking statements in this prospectus and the documents incorporated by reference herein may include, for example, statements about:
•anticipated trends, growth rates, and challenges in our business and in the markets in which we operate;
•demand for products and services and changes in traffic;
•changes in the business and competitive environment in which we operate;
•developments and projections relating to our competitors and the digital media industry;
•the impact of national and local economic and other conditions and developments in technology, each of which could influence the levels (rate and volume) of our advertising, the growth of our business and the implementation of our strategic initiatives;
•poor quality broadband infrastructure in certain markets;
•technological developments including artificial intelligence;
•our success in retaining or recruiting, or changes required in, officers, key employees or directors;
•our business, operations, and financial performance, including expectations with respect to our financial and business performance, including financial projections and business metrics, and any underlying assumptions thereunder, future business plans and initiatives, and growth opportunities;
•our future capital requirements and sources and uses of cash, including, but not limited to, our ability to obtain additional capital in the future, any impacts of bank failures or issues in the broader United States (“U.S.”) financial system, any restrictions imposed by our debt facilities, and any restrictions on our ability to access our cash and cash equivalents;
•expectations regarding future acquisitions, partnerships or other relationships with third parties;
•developments in the law and government regulation, including, but not limited to, revised foreign content and ownership regulations;
•the anticipated impacts of current global supply chain disruptions, further escalation of tensions between Russia and Western countries and the related sanctions and geopolitical tensions, as well as further escalation of trade tensions between the U.S. and China; the inflationary environment; the tight labor market; the continued impact of the COVID-19 pandemic and evolving strains of COVID-19; and other macroeconomic factors on our business and the actions we may take in the future in response thereto;
•our ability to maintain the listing of our Class A common stock and Warrants on Nasdaq; and
•other factors detailed under the section entitled “Risk Factors” herein and in the documents incorporated by reference herein, including our latest Annual Report on Form 10-K.

The forward-looking statements contained in this prospectus and the documents incorporated by reference herein are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the section entitled “Risk Factors” herein and the documents incorporated by reference herein. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
This prospectus and the documents incorporated by reference herein may contain estimates and information concerning our industry, our business, and the market for our products and services, including our general expectations of our market position, market growth forecasts, our market opportunity, and size of the markets in which we participate, that are based on industry publications, surveys, and reports that have been prepared by independent third parties. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we believe the publications, surveys, and reports are generally reliable, although such information is inherently subject to uncertainties and imprecision. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including, but not limited to, those described in the section entitled “Risk Factors” herein and in the documents incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in these publications and reports.
Investors and others should note that we may announce material business and financial information to our investors using our investor relations website (https://investors.buzzfeed.com), SEC filings, webcasts, press releases, and conference calls. We use these mediums to communicate with investors and the general public about our company, our products and services, and other issues. It is possible that the information that we make available may be deemed to be material information. We therefore encourage investors, the media, and others interested in our company to review the information that we post on our investor relations website.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a post-effective amendment on Form S-3, including exhibits, to our registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to BuzzFeed and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act, and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website referred to above. We also maintain a website at www.buzzfeed.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023; and
•The description of the common stock contained in our registration statement on Form 8-A (File No. 001-39877), filed with the SEC on January 11, 2021, pursuant to Section 12 of the Exchange Act, as updated by Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 16, 2023.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

PROSPECTUS SUMMARY
The following summary highlights information contained in greater details elsewhere in this prospectus or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus and the documents we have incorporated by reference in this prospectus carefully before making an investment in our securities. You should carefully consider, among other things, our financial statements and related notes and the information set forth in the section entitled “Risk Factors” and other information incorporated by reference into this prospectus from our filings with the SEC. See also the sections entitled “Where You Can Find More Information” and “Incorporation By Reference.”
Overview
BuzzFeed is a premier digital media company for the most diverse, most online, and most socially connected generations the world has ever seen. Across food, news, pop culture and commerce, our brands drive conversation and inspire what audiences watch, read, and buy now — and into the future. With a portfolio of iconic, globally-loved brands that includes BuzzFeed, Tasty, HuffPost, BuzzFeed News, and Complex Networks, we are the number one destination for Gen Z and Millennials amongst our competitive set, in terms of time spent, according to Comscore.
BuzzFeed’s mission is to spread truth, joy, and creativity. We are committed to making the Internet better: providing trusted, quality, brand-safe entertainment and news; making content on the Internet more inclusive, empathetic and creative; and inspiring our audience to live better lives.
BuzzFeed curates the Internet, and acts as an “inspiration engine,” driving both online and real-world action and transactions. Our strong audience signal and powerful content flywheel enable us to create category-leading brands and a deep, two-way connection with our audiences, as well as high-quality content at massive scale and low cost. Working across platforms allows us to adapt content from one platform and innovate around new formats to drive engagement on other platforms. This means we can reach our audiences wherever they are — across our owned and operated properties and the major social platforms, including Facebook, YouTube, Instagram, TikTok, Snapchat, Twitter, and Apple News. In 2022, our audiences consumed more than 620 million hours of content and drove over $500 million in attributable transactions. For additional discussion on Time Spent, refer to Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023 and incorporated by reference into this prospectus.
Our strength has always been to adapt our business model to the evolution of the digital landscape. Founded by Jonah Peretti in 2006, BuzzFeed started as a lab in New York City's Chinatown, experimenting with how the Internet could change how content is consumed, distributed, interacted with, and shared. This pioneering work was followed by a period of significant growth, during which BuzzFeed became a household name. Over the last few years, we have prioritized investments to focus on revenue diversification and profitability (on an Adjusted EBITDA basis, a non-GAAP measure as defined in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023 and incorporated by reference into this prospectus). Our data-driven approach to content creation and our cross-platform distribution network have enabled us to monetize our content by delivering a comprehensive suite of digital advertising products and services and introducing new, complementary revenue streams.
Corporate Information
We were incorporated on September 9, 2020 as a special purpose acquisition company and a Delaware corporation under the name 890 5th Avenue Partners, Inc. On January 14, 2021, 890 completed its IPO. On December 3, 2021, 890 consummated the Business Combination with Legacy BuzzFeed pursuant to the Merger Agreement. In connection with the Business Combination, 890 changed its name to BuzzFeed, Inc. Our Class A common stock and Public Warrants are listed on Nasdaq under the symbols “BZFD” and “BZFDW,” respectively.

Our address is 229 West 43rd Street, 10th Floor New York, New York 10036. Our telephone number is (646) 589-8592. Our website address is https://www.buzzfeed.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

Issuer	BuzzFeed, Inc.

Issuance of Class A common stock by us
Shares of Class A common stock offered by us
Up to 9,875,833 shares, consisting of:
•up to 292,500 shares of Class A common stock that are issuable upon the exercise of the Private Placement Warrants and Working Capital Warrants; and
•up to 9,583,333 shares of Class A common stock that are issuable upon the exercise of the Public Warrants.

Shares of Class A common stock outstanding as of February 28, 2023	126,541,522 shares of Class A common stock. On March 15, 2023, all of the Class C common stock was converted into Class A common stock, which resulted in the issuance of an additional 6,478,031 shares of Class A common stock.

Shares of Class B common stock outstanding as of February 28, 2023	6,675,517 shares of Class B common stock

Shares of Class C common stock outstanding as of February 28, 2023	6,478,031 shares of Class C common stock. On March 15, 2023, all of the Class C common stock was converted into Class A common stock. As of the date of this prospectus, there are no shares of Class C common stock outstanding.

Shares of common stock outstanding as of February 28, 2023	139,695,070 shares of common stock

Exercise price of Public Warrants and Private Placement Warrants	$11.50 per share, subject to adjustments as described herein

Use of proceeds
We will receive up to an aggregate of approximately $113.6 million from the exercise of the Warrants, assuming the exercise in full of all of the outstanding Warrants for cash. We expect to use any net proceeds from the exercise of the Warrants for investment in growth and general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. See “Use of Proceeds.”

Resale of Class A common stock and Warrants

Shares of Class A common stock offered by the Selling Securityholders:
Up to 109,852,174 shares, consisting of:
•up to 91,380,080 shares of Class A common stock (including shares of Class A common stock issuable on conversion of shares of Class B common stock), including certain shares being registered pursuant to the Registration Rights Agreement;
•2,834,594 shares of Class A common stock issued or issuable upon conversion following the exercise or settlement of certain stock options and restricted stock units; and
•up to 15,637,500 shares of Class A common stock issuable upon the conversion of the Notes.

Warrants offered by the Selling Securityholders	Up to 64,999 Private Placement Warrants and 33,333 Working Capital Warrants

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of Class A common stock and Warrants registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A common stock or Warrants by the Selling Securityholders.

Nasdaq symbols	Our Class A common stock and Public Warrants are listed on Nasdaq under the symbols “BZFD” and “BZFDW”, respectively.

Risk factors	See “Risk Factors” on page 12 and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS
Investment in the securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in or incorporated by reference into any applicable prospectus supplement before acquiring any of such securities. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements contained or incorporated by reference into this prospectus and in any applicable prospectus supplement.

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. Assuming the exercise of all outstanding Warrants for cash, we will receive an aggregate of approximately $113.6 million, but will not receive any proceeds from the sale of the shares of our Class A common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Warrants, if any, for investment in growth, and general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such Warrants. To the extent that any Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DESCRIPTION OF CAPITAL STOCK
Authorized and Outstanding Capital Stock
Our Certificate of Incorporation authorizes the issuance of 780,000,000 shares, consisting of 700,000,000 shares of Class A common stock, par value $0.0001 per share, 20,000,000 shares of Class B common stock, par value $0.0001 per share, 10,000,000 shares of Class C common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. The Company will issue all shares of its capital stock in uncertificated form.
As of February 28, 2023, there were outstanding:
•126,541,522 shares of Class A common stock;
•6,675,517 shares of Class B common stock; and
•6,478,031 shares of Class C common stock.
On March 15, 2023, all of the Class C common stock was converted into Class A common stock, which resulted in the issuance of an additional 6,478,031 shares of Class A common stock.
Common Stock
Voting Rights
Holders of our Class A common stock are entitled to cast one vote for each share of Class A common stock held of record on all matters to be voted on by stockholders. Holders of our Class A common stock are not entitled to cumulate their votes in the election of directors.
Holders of our Class B common stock are entitled to fifty (50) votes for each share of Class B common stock held of record on all matters submitted to a vote of stockholders. Holders of our Class B common stock are not entitled to cumulate their votes in the election of directors. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless, otherwise required by the DGCL or the Certificate of Incorporation.
Holders of our Class C common stock hold non-voting shares.
Dividend Rights
Holders of our Class A common stock, Class B common stock and Class C common stock will share ratably (based on the number of shares of common stock held) if and when any dividend is declared by the Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the common stock with respect to the payment of dividends.
Liquidation, Dissolution and Winding Up
On the liquidation, dissolution, distribution of assets or winding up of BuzzFeed, each holder of common stock will be entitled, pro rata on a per share basis, to all assets of BuzzFeed of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of BuzzFeed then outstanding.
Other Matters
Holders of shares of our Class A common stock do not have subscription, redemption or conversion rights. Holders of our Class B common stock and Class C common stock do not have subscription or redemption rights. All the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Each share of our Class B common stock is convertible into one share of Class A common stock at the option of the holder thereof at any time upon written notice to the Company. In addition, each share of our Class B common stock will automatically, without further action by the Company or the holder thereof, convert into one share of Class A common stock upon (A) the earliest to occur of (x) the date specified by the affirmative vote or written consent of holders of a majority of the shares of Class B common stock then outstanding; or (y) the date of the death of Jonah Peretti or (B) transfer to a non-authorized holder.
Each share of our Class C common stock is convertible into one share of Class A common stock at the option of the holder thereof upon written notice to the Company.
Preferred Shares
The Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
As of December 31, 2022, 9,875,833 Warrants were outstanding, comprised of 9,583,333 Public Warrants, 259,167 Private Placement Warrants and 33,333 Working Capital Warrants. Other than as noted in this section and as described under “—Private Placement Warrants and Working Capital Warrants” below, the Private Placement Warrants and the Working Capital Warrants have terms and provisions that are identical to those of the Public Warrants. Each whole Warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per whole share, subject to adjustment as discussed below, at any time. Pursuant to the agreement dated January 11, 2021, by and between BuzzFeed, Inc. (f//k/a 890 5th Avenue Partners, Inc.) and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), a Warrant holder may exercise its Warrants only for a whole number of shares of Class A common stock. This means only a whole Warrant may be exercised at a given time by a Warrant holder and only whole Warrants will trade. The Warrants will expire five years after the completion of the Business Combination, on December 3, 2026 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation; provided, however, that the Private Placement Warrants held by PA 2 Co-Investment and Craig-Hallum and their respective affiliates will not be exercisable more than five years from the commencement of sales of 890’s IPO or after January 11, 2026, in accordance with FINRA Rule 5110(g)(8).
The Company is not obligated to deliver any shares of Class A common stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations described below with respect to registration. The registration statement of which this prospectus forms a part is intended to satisfy this requirement. No Warrant will be exercisable for cash or on a cashless basis, and the Company is not obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. The listing of the Company’s Class A common stock on Nasdaq satisfies this requirement. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.
The Company is required to use its best efforts to cause a registration statement registering the issuance of the shares of our Class A common stock issuable upon exercise of the Warrants to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the

Warrants in accordance with the provisions of the Warrant Agreement. The registration statement of which this prospectus forms a part is intended to satisfy this requirement.
Notwithstanding the above, if our Class A common stock is, at the time of any exercise of a Warrant, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants when the price per share of Class A common stock equals or exceeds $18.00.
The Company may call the Warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and
•if, and only if, the last reported sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described below) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the Warrant holders.
If and when the Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of our Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described below) as well as the $11.50 Warrant exercise price after the redemption notice is issued.
Redemption of Warrants when the price per share of Class A common stock equals or exceeds $10.00.
The Company also may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.10 per Warrant provided that holders will be able to exercise their Warrants prior to redemption and receive that number of shares of our Class A common stock determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Class A common stock except as otherwise described below;
•upon a minimum of 30 days’ prior written notice of redemption;
•if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders; and
•if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating thereto is available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of our Class A common stock that a Warrant holder will receive upon cashless exercise in connection with a redemption by the Company pursuant to this redemption feature, based on the “fair market value” of Class A common stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	15.00	$16.00	$17.00	≥$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Class A common stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Class A common stock for each whole Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by the Company pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock. The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted (including for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like).
Any Public Warrants held by the Company’s officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such Public Warrants if they exercise their Public Warrants in connection with such redemption (“fair market value” for such Public Warrants held by the Company’s officers or directors being defined as the last reported sale price of the Public Warrants on such redemption date).
As stated above, the Company can redeem the Warrants when our Class A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to the Company’s capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares of Class A common stock. If the Company chooses to redeem the Warrants when Class A common stock is trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A common stock if and when shares of Class A common stock were trading at a price higher than the exercise price of $11.50 per share.
No fractional shares of our Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.
Redemption Procedures and Cashless Exercise.
If the Company calls the Warrants for redemption as described under “ — Redemption of Warrants when the price per share of Class A common stock equals or exceeds $18.00,” the Company’s management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of Warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of our Class A common stock issuable upon the exercise of the Warrants. If the Company’s management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of our Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. The Company believes this feature is an attractive option to the Company if the Company does not need the cash from the exercise of the Warrants. If the Company calls its Warrants for redemption and the Company’s management does not take advantage of this option, the Initial Stockholders and their permitted transferees would still be entitled to exercise the Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.
A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of our Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of our Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of our Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of our Class A common stock on account of such shares of Class A common stock (or other shares of capital stock into which the Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of our Class A common stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of our Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1)

under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of our Class A common stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of our Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant.
The Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which the prospectus forms a part, for a complete description of the terms and conditions applicable to the Warrants. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of our Class A common stock and any voting rights until they exercise their Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional Warrants have been issued and only whole Warrants will trade.
Private Placement Warrants and Working Capital Warrants
The Founders purchased an aggregate of 777,500 Private Placement Units, consisting of one share of 890 Class A common stock and one-third of one Private Placement Warrant. At the Closing, each issued and outstanding unit of 890 was cancelled and entitled the holder thereof to one share of our Class A common stock and one-third of one Warrant. Thus, one Private Placement Warrant was issued for every three Private Placement Unit owned.
In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor provided a $1.0 million loan to the Company. At the Closing, the Sponsor exercised its right to convert the working capital loan made by the Sponsor to the Company into an additional 33,333 Working Capital Warrants and 100,000 shares of our Class A common stock in satisfaction of $1.0 million principal amount of the loan.
The Private Placement Warrants will not be redeemable by the Company so long as they are held by the Initial Stockholders or their permitted transferees and the Working Capital Warrants will not be redeemable by the Company so long as they are held by the initial holders or their permitted transferees. The Initial Stockholders, or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. The initial holders of the Working Capital Warrants, or their permitted transferees, have the option to exercise the Working Capital Warrants on a cashless basis. Otherwise, the Private Placement Warrants and the Working Capital

Warrants have terms and provisions that are identical to those of the Warrants sold as part of the units in 890’s IPO. If the Private Placement Warrants are held by holders other than the Initial Stockholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Warrants included in the units sold in 890’s IPO. If the Working Capital Warrants are held by holders other than the initial holders or their permitted transferees, the Working Capital Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Warrants included in the units sold in 890’s IPO.
If a holder of the Private Placement Warrants or Working Capital Warrants elects to exercise the Warrants on a cashless basis, the holder would pay the exercise price by surrendering his, her or its Warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Warrants, multiplied by the excess of the “fair market value” (as defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.
Exclusive Forum
The Certificate of Incorporation provides that, to the fullest extent permitted by law, unless the Company otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (3) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Certificate of Incorporation or the Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act or the Exchange Act.
Election of Directors
The Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except that immediately following the Business Combination, Class I directors were elected to an initial one-year term (and three-year terms subsequently), the Class II directors were elected to an initial two-year term (and three-year terms subsequently) and the Class III directors were elected to an initial three-year term (and three-year terms subsequently). The election of directors will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
Anti-Takeover Effects of Provisions of the Certificate of Incorporation, the Bylaws and Applicable Law
Certain provisions of the Certificate of Incorporation, the Bylaws, and laws of the State of Delaware, where BuzzFeed is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for our Class A common stock. BuzzFeed believes that the benefits of increased protection give the Company the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure BuzzFeed and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms. For additional information, see the section entitled “Risk Factors” herein and in the documents incorporated by reference herein.

Authorized but Unissued Shares
The Certificate of Incorporation provides that certain shares of authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of BuzzFeed by means of a proxy contest, tender offer, merger, or otherwise.
Classified Board
The Certificate of Incorporation provides that the Board will be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at three or more annual meetings. Furthermore, because the Board is classified, directors may be removed only with cause by two-thirds of our outstanding shares.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide BuzzFeed with certain information. Generally, to be timely, a stockholder’s notice must be received at BuzzFeed’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders.
The Bylaws also specify requirements as to the form and content of a stockholder’s notice. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified BuzzFeed of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The Bylaws also allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.
These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of BuzzFeed.
Limitations on Stockholder Action by Written Consent
The Certificate of Incorporation provides that, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders of BuzzFeed must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Special Meeting of Stockholders
The Certificate of Incorporation and the Bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer of BuzzFeed or the Board pursuant to a resolution adopted by a majority of the Board. Stockholders of BuzzFeed will not be eligible and will have no right to call a special meeting.
Amendment of the Certificate of Incorporation and the Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
The Certificate of Incorporation provides that it may be amended by BuzzFeed in the manner provided therein or prescribed by statute. The Certificate of Incorporation provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of BuzzFeed entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Certificate of Incorporation providing for the capital stock of BuzzFeed, amendment of the Certificate of Incorporation, amendment of the Bylaws, board of directors, election of directors, limitation of director liability, indemnification and special meetings of the stockholders.
The Certificate of Incorporation also provides that the Board shall have the power to adopt, amend, alter, or repeal the Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders of BuzzFeed are prohibited from adopting, amending, altering, or repealing the Bylaws, and from adopting any provision inconsistent with the Bylaws, unless such action is approved, in addition to any other vote required by the Certificate of Incorporation, by the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of BuzzFeed entitled to vote generally in the election of directors, voting together as a single class.
Business Combinations
Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder (a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of BuzzFeed’s outstanding voting stock) for a period of three years following the time that such interested stockholder became an interested stockholder, unless:
(1)prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
(2)upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3)at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 2/3 of the outstanding voting stock which is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of BuzzFeed’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
This provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with BuzzFeed for a three-year period. This provision may encourage companies interested in acquiring BuzzFeed to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.
Limitations on Liability and Indemnification of Directors and Officers
The Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•any transaction from which the director derived an improper personal benefit.
The Bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and certain of our key employees, in addition to the indemnification provided for in the Certificate of Incorporation and the Bylaws. These agreements, among other things, require us to indemnify our directors, officers, and key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines, and settlement amounts actually incurred by any of these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which such individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.
We believe that provisions of the Certificate of Incorporation, the Bylaws and indemnification agreements are necessary to attract and retain qualified directors, officers and key employees. We also maintain directors’ and officers’ liability insurance.
The limitation of liability, advancement of expenses, and indemnification provisions in the Certificate of Incorporation and the Bylaws or in these indemnification agreements may discourage stockholders from bringing lawsuits against our directors and officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors or executive officers, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, BuzzFeed’s stockholders have appraisal rights in connection with a merger or consolidation of BuzzFeed. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of BuzzFeed’s stockholders may bring an action in BuzzFeed’s name to procure a judgment in BuzzFeed’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of shares of common stock at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Registrar
The Transfer Agent for our capital stock is Continental Stock Transfer & Trust Company.
Listing of Common Stock
Our Class A common stock and Public Warrants are listed on Nasdaq under the symbol “BZFD” and “BZFDW,” respectively.

SELLING SECURITYHOLDERS
The Selling Securityholders may offer and sell, from time to time, any or all of the shares of our Class A common stock (including upon conversion of our Class B common stock) or Warrants being offered for resale by this prospectus, which consists of:
•up to 2,435,551 Founder Shares;
•up to 15,637,500 shares of Class A common stock underlying the Notes;
•up to 91,618,223 shares of Class A common stock issued or issuable to the BuzzFeed equity holders in connection with or as a result of the consummation of the Business Combination, consisting of:
◦up to 88,783,629 shares of Class A common stock (the “BuzzFeed Holder Shares”); and
◦up to 2,834,594 shares of Class A common stock issued or issuable upon the exercise of certain stock option or restricted stock unit awards (“BuzzFeed Equity Award Shares”);
•up to 160,900 Private Placement Shares;
•up to 9,583,333 shares of Class A common stock issuable upon the exercise of the Public Warrants;
•up to 292,500 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and Working Capital Warrants;
•up to 64,999 Private Placement Warrants; and
•up to 33,333 Working Capital Warrants.
The term “Selling Securityholders” includes the securityholders listed in the tables below and their permitted transferees, including, but not limited to, pledgees, donees, transferees, assignees, or other successors-in-interest, and others who later come to hold any of the Selling Securityholders’ interest in the shares of our Class A common stock or Warrants in accordance with the terms of the applicable agreements governing their respective registration rights, other than through public sale.
Except as set forth in the footnotes below, the following tables set forth, based on written representations from the Selling Securityholders, certain information as of February 28, 2023 regarding the beneficial ownership of our common stock and Warrants by the Selling Securityholders and the shares of our Class A common stock (including upon conversion of Class B common stock and Class C common stock) and Warrants being offered by the Selling Securityholders. Information with respect to shares of common stock and number of Warrants owned beneficially after the offering assumes the sale of all of the shares of our Class A common stock (including upon conversion of Class B common stock and Class C common stock) and Warrants registered hereby.
As noted above and below, on March 15, 2023, all of the Class C common stock was converted into Class A common stock, which resulted in the issuance of an additional 6,478,031 shares of Class A common stock.
Because each Selling Securityholder may dispose of all, none or some portion of their shares of common stock or Warrants, no estimate can be given as to the number of shares of common stock or Warrants that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the tables below, however, we have assumed that, after termination of this offering, none of the shares of Class A common stock or Warrants covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional shares of common stock or Warrants during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock and Warrants in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the tables is presented. The Selling Securityholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus.

We may amend or supplement this prospectus from time to time in the future to update or change this Selling Securityholders list and the securities that may be resold. Certain amounts that appear in this section may not sum due to rounding.
Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these shares and Warrants.

	Shares Beneficially Owned Prior to this Offering			Shares of Class A Common Stock Registered for Sale in this Offering	Shares Beneficially Owned After this Offering
Name(1)	Class A Common Stock	Class B Common Stock	Class C Common Stock		Class A Common Stock	Class B Common Stock	Class C Common Stock
200 Park Avenue Partners, LLC(2)	619,505	—	—	619,505	—	—	—
Entities Affiliated with Cohanzick(3)	3,205,688	—	—	3,205,688	—	—	—
Craig-Hallum Capital Group LLC(4)	6,000	—	—	6,000	—	—	—
General Atlantic BF, L.P.(5)	7,862,502	—	—	7,862,502	—	—	—
Entities Affiliated with Hearst(6)	11,494,795	—	—	11,494,795	—	—	—
NBCUniversal Media, LLC(7)	19,507,693	—	—	19,507,693	—	—	—
New Enterprise Associates 13, Limited Partnership(8)	15,333,892	—	—	15,333,892	—	—	—
Entities Affiliated with Redwood Capital Management, LLC(9)	9,903,750	—	—	9,903,750	—	—	—
Entities Affiliated with RRE(10)	10,350,407	—	—	10,350,407	—	—	—
Entities Affiliated with Silver Rock(11)	2,137,127	—	—	2,137,127	—	—	—
Entities Affiliated with Verizon(12)	5,000,000	—	6,478,031(12)	11,478,031	—	—	—
Joan Amble(13)	57,541	—	—	55,143	2,398	—	—
Greg Coleman(14)	2,685,009	—	—	2,514,086	170,923	—	—
Felicia DellaFortuna(15)	459,373	—	—	387,432	71,941	—	—
Scott Flanders(16)	999,023	—	—	999,023	—	—	—
Jon Jashni, Trustee of The Jashni Family Trust dated 11/19/09(17)	20,000	—	—	20,000	—	—	—
John Johnson III(18)	5,582,414	—	—	5,582,414	—	—	—
Patrick Kerins(19)	15,440,606	—	—	15,333,892	106,714	—	—
John Lipman(20)	—	—	—	6,000	—	—	—
Phuong Dao Nguyen(21)	581,418	—	—	553,441	27,977	—	—
Jonah Peretti(22)	5,582,414	6,437,416	—	12,019,830	—	—	—
Rhonda Powell(23)	136,624	—	—	136,624	—	—	—
Janet Rollé(24)	191,032	—	—	107,100	83,932	—	—
Kelli Turner(25)	25,000	—	—	25,000	—	—	—
Linda Yaccarino(26)	20,000	—	—	20,000	—	—	—
A Series Investments, LLC(27)	86,182	—	—	2,250	83,932	—	—
Adam Rothstein(28)	1,679,476	—	—	1.433,757	245,719	—	—

Name	Number of Warrants Beneficially Held Prior to this Offering	Number of Warrants Registered for Sale Hereby	Number of Warrants Beneficially Owned After this Offering
Craig-Hallum Capital Group LLC(4)	6,000	6,000	—
Greg Coleman(14)	7,667	7,667	—
Scott Flanders(16)	15,000	15,000	—
John Lipman(20)	6,000	6,000
Adam Rothstein(28)	63,665	63,665	—
__________________
(1)Unless otherwise noted, the mailing address of each of those listed in the table above is c/o BuzzFeed, Inc., 229 West 43rd Street, 10th Floor, New York, NY 10036.
(2)For purposes of the first table, shares registered for sale hereby consist of 619,505 Founder Shares. The Sponsor is controlled by Scott Flanders, as manager, and therefore Mr. Flanders has voting and dispositive power over the Founder Shares held by the Sponsor and may be deemed to beneficially own such shares. The Voting Agreement provides that the Voting Agreement Parties, which includes Jonah Peretti and certain of his affiliates, will vote all shares of common stock beneficially held by such Voting Agreement Parties in favor of the election to the Board of certain individuals designated by the Sponsor and, as a result, the Sponsor is deemed to share beneficial ownership of Jonah Peretti’s shares of common stock. The mailing address of the Sponsor is P.O. Box 7859, Avon, CO 81620.
(3)Shares registered for sale hereby consist of: (i) 62,550 shares of our Class A common stock issuable upon conversion of $600,000 principal amount of the Notes purchased by Cohanzick Absolute Return Master Fund, Ltd.; (ii) 719,325 shares of our Class A common stock issuable upon conversion of $6,900,000 principal amount of the Notes purchased by CrossingBridge Low Duration High Yield Fund; (iii) 964,313 shares of our Class A common stock issuable upon conversion of $9,250,000 principal amount of the Notes purchased by Destinations Global Fixed Income Opportunities Fund; (iv) 896,550 shares of our Class A common stock issuable upon conversion of $8,600,000 principal amount of the Notes purchased by Destinations Low Duration Fixed Income Fund; and (v) 562,950 shares of our Class A common stock issuable upon conversion of $5,400,000 principal amount of the Notes purchased by RiverPark Strategic Income Fund. Share amounts represent the maximum conversion rate of 100 shares of Class A common stock per $1,000 principal amount of the Notes, which is equivalent to a conversion price of approximately $10.00 per share, plus any accrued and unpaid interest which may be payable to the holder of Notes. Cohanzick Management, LLC is the investment adviser to RiverPark Strategic Income Fund, OU2 LLC. CrossingBridge Advisors, LLC, a wholly owned subsidiary of Cohanzick Management, LLC, is the investment adviser to CrossingBridge Low Duration High Yield Fund, Destinations Low Duration Fixed Income Fund and Destinations Global Fixed Income Opportunities Fund. Cohanzick Offshore Advisors, LP is the investment adviser to Cohanzick Absolute Return Master Fund, Ltd. David K. Sherman controls a majority of the limited partnership interest in Cohanzick Offshore Advisors, L.P. and is the Managing Member of Cohanzick Management, LLC. The address for Cohanzick, CrossingBridge and Cohanzick Offshore Advisors, L.P. is 427 Bedford Road Suite 230, Pleasantville, NY 10570.
(4)For purposes of the first table, shares registered for sale hereby consist of 6,000 shares of our Class A common stock issuable upon exercise of the Private Placement Warrants. For purposes of the second table, Warrants for sale hereby consist of 6,000 Private Placement Warrants. The first table assumes the exercise in full of the Private Placement Warrants held by Craig-Hallum, and the second table assumes no exercise of the Private Placement Warrants held by Craig Hallum. Pursuant to the Share Purchase Agreement, the Company agreed to sell and Craig-Hallum agreed to subscribe for 58,781 shares of our Class A common stock in full satisfaction of $0.6 million, a portion of the cash fees payable to an affiliate of Craig-Hallum in connection with certain services provided to the Company in connection with the Business Combination. The purchase and sale of the shares of our Class A common stock pursuant to the Share Purchase Agreement was consummated on December 4, 2021. As Chief Executive Officer of Craig-Hallum, Steven Dyer may be deemed to beneficially own the securities owned directly by Craig-Hallum. The mailing address of Craig-Hallum is 222 S. 9th Street, Suite 350, Minneapolis, MN 55402.
(5)Shares registered for sale hereby consist of 7,862,502 BuzzFeed Holder Shares held by General Atlantic BF, L.P. (“GA BF”). The general partner of GA BF is General Atlantic (SPV) GP, LLC (“GA SPV”). GA LP is the sole member of GA SPV. GA LP also ultimately controls General Atlantic GenPar, L.P., which is the general partner of General Atlantic Partners 93, L.P. Further, GA LP is the managing member of GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC and GAP Coinvestments V, LLC, which in turn is the general partner of GAP Coinvestments CDA, L.P. The general partner of GAPCO GmbH & Co. KG (“GAPCO GmbH”) is GAPCO Management GmbH (“GAPCO Management”). GA LP is controlled by the nine-member Management Committee of GASC MGP, LLC (the “Management Committee”). According to the statement, by virtue of the foregoing, each of the aforementioned parties may be deemed to share voting power and the power to direct the disposition of the securities directly owned by GA BF. Each of the members of the Management Committee disclaims ownership of the securities reported herein except to the extent of his or her pecuniary interest therein. The principal mailing address of both GAPCO GmbH and GAPCO Management is c/o General Atlantic GmbH, Luitpoldblock, Amiraplatz 3, 80333 Munich, Germany. The principal mailing address of each of the other aforementioned parties is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055.
(6)Shares registered for sale hereby consist of: (i) 5,000,000 BuzzFeed Holder Shares held by HDS II, Inc; and (ii) 6,494,795 BuzzFeed Holder Shares held by Hearst Communications, Inc. (“HCJ”). HDS II, Inc. (“HDS II”) is a wholly-owned subsidiary of HCI. Each of HCI., Hearst Holdings, Inc., The Hearst Corporation and The Hearst Family Trust may be deemed to beneficially own the shares held by HCI and HDS II. HCI has the power to direct the voting and disposition of the shares as the controlling stockholder of HDS II. Hearst Holdings, Inc. has the power to direct the voting and disposition of the shares as the controlling stockholder of HCI. The Hearst Corporation has the power to direct the voting and disposition of the shares as the controlling stockholder of Hearst Holdings, Inc. The Hearst Family Trust has the power to direct the voting and disposition of the shares as the controlling stockholder of The Hearst Corporation. The mailing address of each of HDS II, HCI, Hearst Holdings, Inc., The Hearst Corporation and The Hearst Family Trust is 300 West 57th Street, New York, NY 10019.

(7)Shares registered for sale hereby consist of 19,507,693 BuzzFeed Holder Shares. All of the shares reported in the table are directly beneficially owned by NBCU. NBCU is a wholly owned subsidiary of NBCUniversal, LLC, which, in turn, is wholly owned by Comcast Corporation (“Comcast”). As such, NBCUniversal, LLC and Comcast may each be deemed to have shared voting and investment discretion over securities directly owned by NBCU. The principal business office of Comcast is One Comcast Center, 1701 John F. Kennedy Blvd., Philadelphia, PA 19103. The principal business office of both NBCU and NBCUniversal, LLC is 30 Rockefeller Plaza, New York, NY 10112.
(8)Shares registered for sale hereby consist of 15,333,892 BuzzFeed Holder Shares of which New Enterprise Associates 13 LP (“NEA 13”) is the record owner. NEA Partners 13, L.P. (“NEA Partners 13”) is the sole general partner of NEA 13. NEA 13 GP, LTD (“NEA 13 GP”) is the sole general partner of NEA Partners 13. Each of such entities may be deemed to share voting and dispositive power over the shares directly held by NEA 13. Forest Baskett, Patrick J. Kerins, who is a member of our Board, and Scott D. Sandell are the directors of NEA 13 GP and may be deemed to have shared voting and investment discretion over securities directly or indirectly owned by the aforementioned entities. The principal mailing address of each of NEA 13, NEA Partners 13, NEA 13 GP, and Scott D. Sandell is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093. The principal mailing address of Patrick J. Kerins is 5425 Wisconsin Avenue, Suite 800, Chevy Chase, MD 20815.
(9)Shares registered for sale hereby consist of those reported in a statement on Schedule 13G filed with the SEC on February 14, 2023, by Redwood Capital Management, LLC (“RCM LLC”) and pursuant to BuzzFeed’s records. RCM LLC has sole voting and dispositive power over none of the shares of Class A common stock reported in this row, and it has shared voting and dispositive power over 9,903,750 of the shares reported in this row. According to the statement on Schedule 13G, all securities reported in this row are under the investment management of RCM LLC for its clients. Pursuant to BuzzFeed’s records, the shares of Class A common stock reported in this row consist of: (i) 6,802,313 shares of our Class A common stock issuable upon conversion of $65,250,000 principal amount of the Notes of which Redwood Master Fund Ltd. is the noteholder; (ii) 2,919,000 shares of our Class A common stock issuable upon conversion of $28,000,000 principal amount of the Notes of which Redwood Opportunity Fund, Ltd. is the noteholder; and (iii) 182,438 shares of our Class A common stock issuable upon conversion of $1,750,000 principal amount of the Notes of which Corbin Opportunity Fund, L.P. is the noteholder. Share amounts represent the maximum conversion rate of 100 shares of our Class A common stock per $1,000 principal amount of the Notes, which is equivalent to a conversion price of approximately $10.00 per share, plus any accrued and unpaid interest which may be payable to the holder of Notes. The sole member of RCM LLC is Redwood Capital Management Holdings, LP. The general partner of Redwood Capital Management Holdings, LP is Double Twins K, LLC. The managing member of Double Twins K, LLC is Ruben Kliksberg, who may be deemed to have voting and investment discretion over securities directly or indirectly owned by the aforementioned entities. The address of each of the aforementioned parties is 250 West 55th Street, 26th Floor, New York, NY 10019.
(10)Shares registered for sale hereby consist of those reported in a statement on Schedule 13G filed with the SEC on February 28, 2022, by RRE Ventures IV, L.P. (“RRE IV”). The securities reported in the table consist of: (i) 9,537,830 BuzzFeed Holder Shares directly held by RRE IV; and (ii) 812,577 BuzzFeed Holder Shares directly held by RRE Leaders Fund, L.P. (“RRE Leaders”). RRE Ventures GP IV, LLC is the general partner of RRE IV and, as such, shares voting and dispositive power over shares directly held by RRE IV. RRE Leaders GP, LLC is the general partner of RRE Leaders and, as such, shares voting and dispositive power over shares directly held by RRE Leaders. James D. Robinson IV, Stuart J. Ellman, and William D. Porteous are the managing members and officers of RRE Ventures GP IV, LLC and RRE Leaders GP, LLC and may be deemed to have shared voting and investment discretion over securities directly or indirectly owned by the aforementioned entities. The address of each of the aforementioned parties is 130 East 59th Street, 17th Floor, New York, NY 10022.
(11)Shares registered for sale hereby consist of: (i) 363,520 shares of our Class A common stock issuable upon conversion of $3,487,000 principal amount of the Notes purchased by FMAP SOC Limited (“FMAP”); (ii) 434,931 shares of our Class A common stock issuable upon conversion of $4,172,000 principal amount of the Notes purchased by Silver Rock Opportunistic Credit Fund LP (“Silver Rock OCF”); (iii) 926,679 shares of our Class A common stock issuable upon conversion of $8,889,000 principal amount of the Notes purchased by Silver Rock Opportunities Fund I LP (“Silver Rock OF I”); (iv) 46,913 shares of our Class A common stock issuable upon conversion of $450,000 principal amount of the Notes purchased by Silver Rock RC Opportunistic Credit Fund LP (“Silver Rock RC OCF”); and (v) 365,084 shares of our Class A common stock issuable upon conversion of $3,502,000 principal amount of the Notes purchased by SRF Plan Assets Opportunistic Credit Fund LP (“SRF Assets OCF” and, together with FMAP, Silver Rock OCF, Silver Rock OF I and Silver Rock RC OCF, the “Silver Rock Parties”). Share amounts represent the maximum conversion rate of 100 shares of Class A common stock per $1,000 principal amount of the Notes, which is equivalent to a conversion price of approximately $10.00 per share, plus any accrued and unpaid interest which may be payable to the holder of Notes. SRF Master Fund GP LLC is the General Partner of Silver Rock OCF, Silver Rock OF I, Silver Rock RC OCF and SRF Assets OCF. Carl Meyer is the Managing Member of SRF Master Fund GP LLC. Silver Rock Financial LP is the investment adviser for the Silver Rock Parties. The mailing address for the Silver Rock Parties is c/o Silver Rock Financial LP, 12100 Wilshire Boulevard, Suite 1000, Los Angeles, CA 90025.
(12)Shares registered for sale hereby consist of a total of 11,478,031 BuzzFeed Holder Shares, comprised of: (i) 5,000,000 shares of our Class A common stock directly beneficially owned by MCI Communications Services LLC; and (ii) 6,478,031 shares of our Class A common stock issuable upon the conversion of 6,478,031 shares of Class C common stock directly beneficially owned by Verizon Ventures LLC (“Verizon”). The Class C Common Stock was issued to Verizon in February 2021 and, pursuant to the second amended and restated certificate of incorporation of BuzzFeed, filed as Exhibit 3.1 to the Current Report on Form 8-K filed by BuzzFeed on December 9, 2021 (i.e., the “Certificate of Incorporation”), became convertible into Class A common stock beginning on February 16, 2023. Not reflected in the table is that, on March 15, 2023, Verizon converted all of its Class C shares into Class A shares. Verizon is a direct wholly owned subsidiary of Verizon Communications Inc., and by virtue of this relationship, Verizon Communications Inc. may be deemed to have shared power to vote and dispose of, or to direct the vote and disposition of, the shares of our Class A common stock beneficially owned by Verizon. In addition, MCI Communications Services LLC is the direct beneficial owner of 5,000,000 shares of our Class A common stock. MCI Communications Services LLC is a direct wholly owned subsidiary of MCI International LLC. MCI International LLC is a direct wholly owned subsidiary of Verizon Business Network Services LLC. Verizon Business Network Services LLC is a direct wholly owned subsidiary of Verizon Business Global LLC. Verizon Business Global LLC is a direct wholly owned subsidiary of Verizon Communications Inc. By virtue of the relationships among such companies, each of them may be deemed to have shared power to vote and dispose of, or to direct the vote and disposition of, the 5,000,000 shares of the Class A common stock beneficially owned by MCI Communications Services LLC. The mailing address of each of the aforementioned parties is One Verizon Way, Basking Ridge, NJ 07920.
(13)Shares registered for sale hereby consist of: (i) 38,248 BuzzFeed Equity Award Shares directly beneficially owned by Ms. Amble; and (ii) 16,895 BuzzFeed Equity Award Shares issuable upon the settlement of RSU awards held by Ms. Amble. As of February 28, 2023, Ms. Amble also beneficially owned 2,398 shares of our Class A common stock directly.
(14)For purposes of the first table, shares registered for sale hereby consist of: (i) 442,597 BuzzFeed Holder Shares owned directly by Mr. Coleman; (ii) 193,882 BuzzFeed Holder Shares owned by certain trusts (collectively, the “Coleman Trusts”), including 13,089 BuzzFeed Holder Shares directly held by The Eloise Marie Coleman 2016 Trust, 51,722 BuzzFeed Holder Shares directly held by The Benjamin Coleman 2000 Trust, 51,722 BuzzFeed Holder Shares directly held by The Stephen Coleman 2000 Trust, 13,089 BuzzFeed Holder Shares directly held by The Audrey Amelia Coleman 2014 Trust, 51,722 BuzzFeed Holder Shares directly held by The Melissa Coleman 2000 Trust, and 12,538 BuzzFeed Holder Shares directly held by The Coleman 2014 Family Trust; (iii) 1,594,854 BuzzFeed Equity Award Shares issuable upon the exercise of option awards held by Mr. Coleman as of February 28, 2023; (iv) 252,086 Founder Shares received in a distribution from the Sponsor; (v) 23,000 Private Placement Shares received in a distribution from the Sponsor; and (vi) 7,667 shares of our Class A common stock issuable upon the exercise of Private Placement Warrants received in a distribution from the Sponsor. With respect to shares held by the Coleman Trusts, Mr. Coleman’s brother serves as trustee of each of the Coleman Trusts and Mr. Coleman disclaims beneficial ownership of the shares held of record by each of the Coleman Trusts except to the extent of his pecuniary interest therein. For purposes of the second table, Warrants for sale hereby consist of 7,667 Private Placement Warrants received in a distribution from the Sponsor. The first table assumes the exercise in full of the Private Placement Warrants held by Mr. Coleman, and the second table assumes no exercise of the Private Placement Warrants held by Mr. Coleman. As of February 28, 2023, Mr. Coleman also beneficially owned 170,923 shares of our Class A common stock directly.
(15)Shares registered for sale hereby consist of: (i) 154,042 BuzzFeed Equity Award Shares directly beneficially owned by Ms. DellaFortuna; (ii) 76,500 BuzzFeed Equity Award Shares issuable upon the exercise of option awards held by Ms. DellaFortuna; and (iii) 156,890 BuzzFeed Equity Award Shares issuable upon the settlement of RSU awards held by Ms. DellaFortuna. As of February 28, 2023, Ms. DellaFortuna also beneficially owned 71,941 shares underlying vested but unsettled RSU awards held by Ms. DellaFortuna, but for which settlement has been deferred pursuant to the grant agreement between Ms. DellaFortuna and BuzzFeed.
(16)For purposes of the first table, shares registered for sale hereby consist of: (i) 20,000 Founder Shares held by Scott Flanders; (ii) the 619,505 Founder Shares held by the Sponsor identified in footnote (2) above; (iii) 299,518 Founder Shares received in a distribution from the Sponsor; (iv) 45,000 Private Placement Shares received in a distribution from the Sponsor; and (v) 15,000 shares of our Class A common stock issuable upon the exercise of 15,000 Private Placement Warrants received in a distribution from 200 Park Avenue Partners, LLC. For purposes of the second table, Warrants for sale hereby consist of 15,000 Private Placement Warrants received in a distribution from the Sponsor. The first table assumes the exercise in full of the Private Placement Warrants held by Mr. Flanders, and the second table assumes no exercise of the Private Placement Warrants held by Mr. Flanders. The Sponsor is controlled by Mr. Flanders, as manager, and therefore Mr. Flanders has voting and dispositive power over the Founder Shares held by the Sponsor and may be deemed to beneficially own such shares. The mailing address of both the Sponsor and Mr. Flanders is P.O. Box 7859, Avon, CO 81620.
(17)Shares registered for sale hereby consist of 20,000 Founder Shares.
(18)Shares registered for sale hereby consist of: (i) 31,461 BuzzFeed Holder Shares held by John S. Johnson III; and (ii) 5,550,953 BuzzFeed Holder Shares held by Johnson BF. Mr. Johnson is the sole member of Johnson BF and exercises investment discretion over both the shares he owns directly and the shares held directly by Johnson BF. Pursuant to the Holder Voting Agreement, Mr. Johnson and Johnson BF have each granted Jonah Peretti an irrevocable proxy to exercise sole voting authority over the aforementioned shares. The principal mailing address of both Mr. Johnson and Johnson BF is c/o CRM Management, 205 Hudson Street, Suite 1002, New York, NY 10013.
(19)Shares registered hereby consist of the shares held by NEA 13 identified in footnote 9, above. As of February 28, 2023, Mr. Kerins also directly beneficially owned 106,714 shares of our Class A common stock.
(20)For purposes of the first table, shares registered for sale hereby consist of 6,000 shares of our Class A common stock issuable upon exercise of the Private Placement Warrants. For purposes of the second table, Warrants for sale hereby consist of 6,000 Private Placement Warrants. The first table assumes the exercise in full of the Private Placement Warrants held by John Lipman, and the second table assumes no exercise of the Private Placement Warrants held by Mr. Lipman.
(21)Shares registered for sale hereby consist of: (i) 192,234 BuzzFeed Equity Award Shares directly beneficially owned by Ms. Nguyen; (ii) 358,019 BuzzFeed Equity Award Shares issuable upon the exercise of option awards held by Ms. Nguyen; and (iii) 3,188 BuzzFeed Equity Award Shares issuable upon the settlement of RSU awards held by Ms. Nguyen. As of February 28, 2023, Ms. Nguyen also beneficially owned 27,977 shares underlying vested but unsettled RSU awards held by Ms. Nguyen, but for which settlement has been deferred pursuant to the grant agreement between Ms. Nguyen and BuzzFeed..
(22)Shares registered for sale hereby consist of 6,437,416 shares of our Class B common stock directly held by Jonah Peretti, LLC, 1,200,000 of which are held in an escrow account administered by PNC pursuant to the terms of the Escrow Agreement. In addition to the Class B common stock, Mr. Peretti holds an irrevocable proxy granted by John S. Johnson III and Johnson BF pursuant to the Holder Voting Agreement, as further described in footnote (18), over an aggregate 5,582,414 BuzzFeed Holder Shares. Jonah Peretti is the managing member of Jonah Peretti, LLC and has voting and dispositive power over the shares held directly by Jonah Peretti, LLC.
(23)Shares registered for sale hereby consist of: (i) 123,109 BuzzFeed Equity Award Shares directly beneficially owned by Ms. Powell; and (ii) 13,515 BuzzFeed Equity Award Shares underlying vested but unsettled time-based RSUs held by Ms. Powell, but for which settlement has been deferred pursuant to the grant agreement between Ms. Powell and BuzzFeed.
(24)Shares registered for sale hereby consist of: (i) 60,243 BuzzFeed Equity Award Shares directly beneficially owned by Ms. Rollé; and (ii) 46,857 BuzzFeed Equity Award Shares issuable upon the settlement of RSU awards held by Ms. Rollé. As of February 28, 2023, Ms. Rollé also beneficially owned 83,932 shares of our Class A common stock directly.
(25)Shares registered for sale hereby consist of 25,000 Founder Shares.

(26)Shares registered for sale hereby consist of 20,000 Founder Shares.
(27)Shares registered for sale hereby consist of 2,250 Founder Shares received in a distribution from the Sponsor. As of February 28, 2023, A Series Investments LLC also owned 83,932 shares of our Class A common stock directly. Angela Acharia is the Founder and Chief Executive Officer of A Series Investments, LLC.
(28)For purposes of the first table, shares registered for sale hereby consist of: (i) 1,177,192 Founder Shares received in a distribution from the Sponsor; (ii) 92,900 Private Placement Shares received in a distribution from the Sponsor; (iii) 100,000 BuzzFeed Holder Shares received in a distribution from the Sponsor; and (iv) 63,665 shares of our Class A common stock issuable upon the exercise of Private Placement Warrants and Working Capital Warrants received in a distribution from the Sponsor. For purposes of the second table, Warrants for sale hereby consist of: (i) 30,332 Private Placement Warrants received in a distribution from the Sponsor; and (ii) 33,333 Working Capital Warrants received in a distribution from the Sponsor. The first table assumes the exercise in full of the Private Placement Warrants held by Mr. Rothstein, and the second table assumes no exercise of the Private Placement Warrants held by Mr. Rothstein. As of February 28, 2023, Mr. Rothstein also beneficially owned 245,719 shares of our Class A common stock directly.

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Class A common stock, Warrants or interests in our Class A common stock or Warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of our Class A common stock, Warrants or interests in our Class A common stock or Warrants on any stock exchange, market or trading facility on which shares of our Class A common stock or Warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of their shares of Class A common stock, Warrants or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•one or more underwritten offerings;
•block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares of Class A common stock or Warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•distributions to their employees, partners, members or stockholders;
•short sales (including short sales “against the box”) effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of standardized or over-the-counter options or other hedging transactions, whether through an options exchange or otherwise;
•in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•by pledge to secure debts and other obligation;
•directly to purchasers, including our affiliates and stockholders, in a rights offering or otherwise;
•through agents;
•broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of Class A common stock or Warrants at a stipulated price per share or Warrant; and
•through a combination of any of these methods or any other method permitted by applicable law.
The Selling Securityholders may effect the distribution of our Class A common stock or Warrants from time to time in one or more transactions either:
•at a fixed price or prices, which may be changed from time to time;
•at market prices prevailing at the time of sale;

•at prices relating to the prevailing market prices; or
•at negotiated prices.
The Selling Securityholders may, from time to time, transfer, distribute (including distributions in kind by registered securityholders that are investment funds), pledge, assign or grant a security interest in some or all of the shares of our Class A common stock or Warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the transferees, distributees, pledgees, assignees or secured parties may offer and sell such shares of Class A common stock or Warrants, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Securityholders to include the transferee, distributee, pledgee, assignee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the shares in other circumstances, in which case the transferees, distributees, pledgees, assignees or other successors in interest will be the registered beneficial owners for purposes of this prospectus.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of Class A common stock or Warrants to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such transferees are not affiliates of ours, such transferees will receive freely tradable shares of our Class A common stock or Warrants pursuant to the distribution effected through this registration statement.
We and the Selling Securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of our Class A common stock or Warrants, including liabilities under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Class A common stock or Warrants. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of our Class A common stock or Warrants through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:
•the name of the selling securityholder;
•the number of shares of Class A common stock or Warrants, as applicable, being offered;
•the terms of the offering;
•the names of the participating underwriters, broker-dealers or agents;
•any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;
•the public offering price;
•the estimated net proceeds to us from the sale of Class A common stock or Warrants, as applicable;
•any delayed delivery arrangements; and
•other material terms of the offering.
Agents, broker-dealers and underwriters or their affiliates may engage in transactions with, or perform services for, the Selling Securityholders (or their affiliates) in the ordinary course of business. The Selling Securityholders may also use underwriters or other third parties with whom such Selling Securityholders have a material relationship.
The Selling Securityholders (or their affiliates) will describe the nature of any such relationship in the applicable prospectus supplement.

There can be no assurances that the Selling Securityholders will sell, nor are the Selling Securityholders required to sell, any or all of the Class A common stock or Warrants offered under this prospectus.
In connection with the sale of shares of our Class A common stock, Warrants or interests therein, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A common stock or Warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our Class A common stock or Warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A common stock or Warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A common stock or Warrants offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Securityholders from the sale of shares of our Class A common stock or Warrants offered by them will be the purchase price of such shares of our Class A common stock or Warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Class A common stock or Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.
The Selling Securityholders also may in the future resell a portion of our Class A common stock or Warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Securityholders and any underwriters, broker-dealers, or agents that participate in the sale of shares of our Class A common stock, Warrants or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of shares of our Class A common stock or Warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholder, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our Class A common stock and Warrants to be sold, the purchase price and public offering price, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. To facilitate the offering of shares of our Class A common stock and Warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A common stock or Warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A common stock or Warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A common stock or Warrants by bidding for or purchasing shares of Class A common stock or Warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A common stock or Warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A common stock or Warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.

Under the Registration Rights Agreement and the Note Registration Rights Agreement, we have agreed to indemnify the applicable Selling Securityholders party thereto against all losses all losses, claims, damages, liabilities and expenses (including attorneys’ fees) that they may incur in connection with the sale of the securities registered hereunder caused by any untrue or alleged untrue statement of material fact contained in any registration statement or prospectus covering the resale of such Selling Securityholder’s securities or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto.
Under the Registration Rights Agreement, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part pursuant to such agreement until (i) all applicable securities shall have been sold, transferred, disposed of or exchanged in accordance with the registration statement; (ii) the securities shall have been otherwise transferred or new certificates or book entry for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) the securities shall have ceased to be outstanding; (iv) the securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC) (but with no volume or other restrictions or limitations); or (v) the securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
Under the Note Registration Rights Agreement, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part pursuant to such agreement until (i) all applicable securities shall have been sold, transferred, disposed of or exchanged in accordance with the registration statement; (ii) the securities shall have been sold or otherwise disposed of without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC); or (iii) the securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC) (with no restriction as to volume or manner of sale); provided, that the Company shall be required to maintain effectiveness of the registration for securities pursuant to this clause (iii) unless the holder of such securities (together with its affiliates) shall own less than 2% of the then-outstanding shares of common stock. For purposes of the 2% calculation, the number of outstanding shares of common stock shall include the shares of common stock issuable upon conversion of the Notes held by such holder and its affiliates.
We have agreed to pay all expenses in connection with this offering, other than underwriting discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering. Selling Securityholders may use this prospectus in connection with resales of shares of our Class A common stock or Warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our Class A common stock and Warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A common stock or Warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our Class A common stock and Warrants.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Freshfields Bruckhaus Deringer US LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of BuzzFeed, Inc. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.